Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES, INC. ANNOUNCES NEW BOARD MEMBER

Chicago, Illinois, August 2, 2011 — General Growth Properties, Inc. (NYSE: GGP) (“GGP” or the “Company”) is pleased to announce the election of Mark R. Patterson as the newest member of the GGP Board of Directors.  Mr. Patterson fills the vacancy left by the Sheli Z. Rosenberg who originally planned to be on the board through GGP’s emergence from reorganization.

Mr. Patterson is currently chairman and chief executive officer of Boomerang Systems, Inc., a manufacturer of automated robotic parking and storage systems, where he’s been since June 2010.  Mr. Patterson was previously managing director and head of Real Estate Global Principal Investments at Merrill Lynch.  Mr. Patterson has more than 30 years of experience in real estate, investment banking and accounting.

“I’m grateful Sheli agreed to extend her board responsibilities beyond the Company’s emergence.  During her board tenure, she was instrumental in forging GGP through a tumultuous time.  Her expertise was invaluable,” said Sandeep Mathrani, chief executive officer of General Growth Properties, Inc.  “Mark joins the board as we begin the next phase of exciting growth.  His experience and insight complement the financial acumen possessed by GGP’s other board members.  I owe Sheli a tremendous thank you and wish her well in all her endeavors and extend a welcome to Mark on behalf of the entire Company.”

ABOUT GGP
GGP is one of the nation’s largest shopping center owners. GGP has ownership and management interest in 166 regional and super regional shopping malls in 43 states.  The company portfolio totals 169 million square feet of space.  A publicly-traded real estate investment trust (REIT), GGP is listed on the New York Stock Exchange under the symbol GGP.

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MEDIA CONTACT:	INVESTOR CONTACT:
David Keating	Andrew Joa
Vice President of Corporate Communications	Vice President, Investor Relations
(312) 960-6325	(312) 960-5770
david.keating@ggp.com	andrew.joa@ggp.com